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Exhibit 99.2

CONTACTS:
Shelly Doran	317.685.7330 Investors
Les Morris	317.263.7711 Media

FOR IMMEDIATE RELEASE

SIMON PROPERTY GROUP REPORTS SECOND QUARTER RESULTS,
ANNOUNCES INCREASE IN QUARTERLY DIVIDEND AND
RAISES 2012 GUIDANCE

        Indianapolis, Indiana—July 24, 2012...Simon Property Group, Inc. (the "Company" or "Simon") (NYSE:SPG) today reported results for the quarter and six months ended June 30, 2012.

Results for the Quarter

  •
  Funds from Operations ("FFO") was $688.8 million, or $1.89 per diluted share, as compared to $583.0 million, or $1.65 per diluted share, in the prior year period. The increase on a per share basis was 14.5%.

  •
  Net income attributable to common stockholders was $215.4 million, or $0.71 per diluted share, as compared to $205.1 million, or $0.70 per diluted share, in the prior year period.

Results for the Six Months

  •
  Funds from Operations ("FFO") was $1.337 billion, or $3.71 per diluted share, as compared to $1.154 billion, or $3.26 per diluted share, in the prior year period. The increase on a per share basis was 13.8%.

  •
  Net income attributable to common stockholders was $860.9 million, or $2.87 per diluted share, as compared to $384.5 million, or $1.31 per diluted share, in the prior year period.

        "We continue to deliver strong results as demonstrated by 5.1% growth in Mall and Premium Outlets® comparable property net operating income," said David Simon, Chairman and Chief Executive Officer. "Today we are pleased to raise our dividend for the fourth consecutive quarter and once again increase guidance for 2012."

U.S. Operational Statistics(1)

	As of June 30, 2012	As of June 30, 2011	% Increase
Occupancy(2)	94.2%	93.6%	+60 basis points
Total Sales per Sq. Ft.(3)	$554	$504	9.9%
Base Minimum Rent per Sq. Ft.(2)	$39.99	$38.57	3.7%

(1)
Combined information for U.S. Malls and Premium Outlets. 2011 statistics have been restated to include Malls previously owned by The Mills Limited Partnership, now owned by Simon Property Group, L.P., and Premium Outlets acquired in the 2010 acquisition of Prime Outlets Acquisition Company.

(2)
Represents mall stores in Malls and all owned square footage in Premium Outlets.

(3)
Rolling 12 month sales per square foot for mall stores less than 10,000 square feet in Malls and all owned square footage in Premium Outlets.

Dividends

        Today the Company announced that the Board of Directors declared a quarterly common stock dividend of $1.05 per share, an increase of 5% from the previous quarter and an increase of 31.3% from the year earlier period. The dividend is payable on August 31, 2012 to stockholders of record on August 17, 2012.

        The Company also declared the quarterly dividend on its 8 3/8% Series J Cumulative Redeemable Preferred Stock (NYSE:SPGPrJ) of $1.046875 per share, payable on September 28, 2012 to stockholders of record on September 14, 2012.

Development Activity

        The grand opening of Merrimack Premium Outlets was held on June 14th. This upscale outlet shopping center serves the Greater Boston and Nashua markets and is located on a 170-acre site in Merrimack, New Hampshire. The center's Phase I is comprised of 410,000 square feet, housing 100 outlet stores featuring high-quality designer and name brands. The Company owns 100% of this center, which was 99% leased at opening.

Construction continues on several new Premium Outlets:

  •
  In Texas City (Houston), Texas—a 350,000 square foot upscale outlet center located approximately 30 miles south of Houston and 20 miles north of Galveston and scheduled to open in October of 2012. The Company owns a 50% interest in this project.

  •
  In Shisui (Chiba), Japan—a 234,000 square foot upscale outlet center located one hour from central Tokyo and 15 minutes from Narita International Airport. The center is scheduled to open in April of 2013 with approximately 110 stores, including international brands, Japanese brands and restaurants. The Company owns a 40% interest in this project, its ninth Premium Outlet Center in Japan.

  •
  In Chandler (Phoenix), Arizona—an upscale outlet center adjacent to the Wild Horse Pass Hotel & Casino located on Interstate 10. Phase I of the project will be comprised of 360,000 square feet housing approximately 90 outlet stores featuring high-quality designer and name brands. The Company owns 100% of this project which is scheduled to open in May of 2013.

  •
  In Halton Hills (Toronto), Canada—a 358,000 square foot upscale outlet center that will house over 100 high quality outlet stores. Toronto Premium Outlets is expected to be the Canadian entry point for selected upscale, U.S. retailers and designer brands. The Company owns a 50% interest in this project which is scheduled to open in August of 2013.

  •
  In Busan, Korea—a 343,000 square foot upscale outlet center that will serve southeastern Korea, including the cities of Busan, Ulsan and Daegu, as well as local and overseas visitors. The center is scheduled to open in September of 2013. The Company owns a 50% interest in this project, which will be its third Premium Outlet Center in Korea.

        The Company started construction on St. Louis Premium Outlets on July 11th. The project is located in Chesterfield, Missouri and is a part of Chesterfield Blue Valley, a mixed-use development to include office space, hotel, restaurant and entertainment venues. Located on the south side of I-64/US Highway 40 east of the Daniel Boone Bridge, the center's first phase of 350,000 square feet and 85 stores will open in the fall of 2013. Simon owns a 60% interest in this project, which is a joint venture with Woodmont Outlets.

        On April 9th, the Company signed a 50/50 joint venture agreement with BR Malls Participacoes S.A., the largest mall owner and operator in Brazil, to develop and own Premium Outlet Centers in Brazil. The first Premium Outlet Center in the joint venture is expected to be open in the State of Sao Paulo in 2013.

        Redevelopment and expansion projects are underway at 25 properties in the U.S. and two properties in Japan. Approximately 70 new anchor and big box tenants are currently scheduled to open in 2012 and 2013 in the Company's U.S. portfolio.

Capital Markets

        On June 1st, the Company entered into a new $2.0 billion unsecured supplemental revolving credit facility that complements its existing $4.0 billion revolving credit facility. This facility, which can be increased to $2.5 billion during its term, will initially mature on June 30, 2016 and can be extended for an additional year to June 30, 2017 at the Company's sole option. Like the existing facility, the interest rate on the Company's new revolver is LIBOR plus 100 basis points. The facility provides for a money market competitive bid option program that allows the Company to hold auctions to achieve lower pricing for short-term borrowings.

        On July 20th, the Company redeemed 2.0 million limited partnership units of its majority-owned operating partnership subsidiary, Simon Property Group, L.P. (the "Operating Partnership"), owned by an affiliate of JCPenney for $124.00 per unit in cash.

2012 Guidance

        Today the Company updated and raised its guidance for 2012, estimating that FFO will be within a range of $7.60 to $7.70 per diluted share for the year ending December 31, 2012, and diluted net income will be within a range of $4.34 to $4.44 per share.

        The following table provides a reconciliation of the range of estimated diluted net income available to common stockholders per share to estimated diluted FFO per share.

For the year ending December 31, 2012

	Low End	High End
Estimated diluted net income available to common stockholders per share	$4.34	$4.44
Gain upon acquisition of controlling interests, sale or disposal of assets and interests in unconsolidated entities, and impairment charge on investment in unconsolidated entities, net	(1.39)	(1.39)
Depreciation and amortization including the Company's share of joint ventures	4.65	4.65

Estimated diluted FFO per share	$7.60	$7.70

Conference Call

        The Company will provide an online simulcast of its quarterly conference call at www.simon.com (Investors tab), www.earnings.com, and www.streetevents.com. To listen to the live call, please go to any of these websites at least fifteen minutes prior to the call to register, download and install any necessary audio software. The call will begin at 11:00 a.m. Eastern Time (New York time) today, July 24, 2012. An online replay will be available for approximately 90 days at www.simon.com, www.earnings.com, and www.streetevents.com. A fully searchable podcast of the conference call will also be available at www.REITcafe.com.

Supplemental Materials and Website

        The Company has prepared a supplemental information package which is available at www.simon.com in the Investors section, Financial Information tab. It has also been furnished to the SEC as part of a current report on Form 8-K. If you wish to receive a copy via mail or email, please call 800-461-3439.

        We routinely post important information for investors on our website, www.simon.com, in the "Investors" section. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Non-GAAP Financial Measures

        This press release includes FFO and comparable property net operating income growth, which are adjusted from financial performance measures defined by accounting principles generally accepted in the United States ("GAAP"). Reconciliations of these measures to the most directly comparable GAAP measures are included within this press release or the Company's supplemental information package. FFO and comparable property net operating income growth are financial performance measures widely used in the REIT industry.

Forward-Looking Statements

        Certain statements made in this press release may be deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that our expectations will be attained, and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks, uncertainties and other factors. Such factors include, but are not limited to: the Company's ability to meet debt service requirements, the availability and terms of financing, changes in the Company's credit rating, changes in market rates of interest and foreign exchange rates for foreign currencies, changes in value of investments in foreign entities, the ability to hedge interest rate and currency risk, risks associated with the acquisition, development, expansion, leasing and management of properties, general risks related to retail real estate, the liquidity of real estate investments, environ-mental liabilities, international, national, regional and local economic climates, changes in market rental rates, trends in the retail industry, relationships with anchor tenants, the inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, risks relating to joint venture properties, costs of common area maintenance, intensely competitive market environment in the retail industry, risks related to international activities, insurance costs and coverage, terrorist activities, changes in economic and market conditions and maintenance of our status as a real estate investment trust. The Company discusses these and other risks and uncertainties under the heading "Risk Factors" in its annual and quarterly periodic reports filed with the SEC. The Company may update that discussion in its periodic reports, but otherwise the Company undertakes no duty or obligation to update or revise these forward-looking statements, whether as a result of new information, future developments, or otherwise.

Simon Property Group

        Simon Property Group, Inc. (NYSE:SPG) is an S&P 100 company and the largest real estate company in the world. The Company currently owns or has an interest in 336 retail real estate properties in North America and Asia comprising 244 million square feet. We are headquartered in Indianapolis, Indiana and employ approximately 5,500 people in the U.S. For more information, visit the Simon Property Group website at www.simon.com.

Simon Property Group, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(Dollars in thousands, except per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
REVENUE:
Minimum rent	$746,198	$649,570	$1,448,295	$1,293,902
Overage rent	31,427	21,980	59,107	39,121
Tenant reimbursements	330,470	285,623	636,857	567,048
Management fees and other revenues	28,347	31,259	60,634	61,751
Other income	51,624	52,429	102,142	98,913

Total revenue	1,188,066	1,040,861	2,307,035	2,060,735

EXPENSES:
Property operating	116,018	109,025	220,758	208,567
Depreciation and amortization	311,863	261,298	596,972	527,608
Real estate taxes	106,777	93,424	205,479	186,688
Repairs and maintenance	26,665	24,657	52,307	55,492
Advertising and promotion	28,549	24,958	49,648	46,846
Provision for credit losses	2,906	274	6,451	1,679
Home and regional office costs	35,104	31,453	67,962	60,509
General and administrative	14,733	8,974	28,622	16,640
Other	24,096	19,226	41,873	38,244

Total operating expenses	666,711	573,289	1,270,072	1,142,273

OPERATING INCOME	521,355	467,572	1,036,963	918,462
Interest expense	(288,560)	(244,517)	(546,636)	(492,634)
Income tax expense of taxable REIT subsidiaries	(991)	(703)	(1,883)	(1,846)
Income from unconsolidated entities	29,132	13,821	59,484	32,441
Gain upon acquisition of controlling interests, sale or disposal of assets and interests in unconsolidated entities, and impairment charge on investment in unconsolidated entities, net(A)	—	14,349	494,837	13,765

CONSOLIDATED NET INCOME	260,936	250,522	1,042,765	470,188
Net income attributable to noncontrolling interests	44,657	44,567	180,241	83,987
Preferred dividends	834	834	1,669	1,669

NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$215,445	$205,121	$860,855	$384,532

BASIC EARNINGS PER COMMON SHARE:
Net income attributable to common stockholders	$0.71	$0.70	$2.87	$1.31

DILUTED EARNINGS PER COMMON SHARE:
Net income attributable to common stockholders	$0.71	$0.70	$2.87	$1.31

Simon Property Group, Inc. and Subsidiaries

Unaudited Consolidated Balance Sheets

(Dollars in thousands, except share amounts)

	June 30, 2012	December 31, 2011
ASSETS:
Investment properties at cost	$34,063,214	$29,657,046
Less—accumulated depreciation	8,827,205	8,388,130

	25,236,009	21,268,916
Cash and cash equivalents	638,499	798,650
Tenant receivables and accrued revenue, net	423,917	486,731
Investment in unconsolidated entities, at equity	2,000,509	1,378,084
Investment in Klépierre, at equity	1,942,153	—
Deferred costs and other assets	1,745,496	1,633,544
Notes receivable from related party	—	651,000

Total assets	$31,986,583	$26,216,925

LIABILITIES:
Mortgages and other indebtedness	$22,466,558	$18,446,440
Accounts payable, accrued expenses, intangibles, and deferred revenues	1,168,636	1,091,712
Cash distributions and losses in partnerships and joint ventures, at equity	730,636	695,569
Other liabilities and accrued dividends	226,675	170,971

Total liabilities	24,592,505	20,404,692

Commitments and contingencies
Limited partners' preferred interest in the Operating Partnership and noncontrolling redeemable interests in properties	263,479	267,945
EQUITY:
Stockholders' Equity
Capital stock (850,000,000 total shares authorized, $0.0001 par value, 238,000,000 shares of excess common stock, 100,000,000 authorized shares of preferred stock):
Series J 8 3/8% cumulative redeemable preferred stock, 1,000,000 shares authorized, 796,948 issued and outstanding with a liquidation value of $39,847	44,883	45,047
Common stock, $0.0001 par value, 511,990,000 shares authorized, 307,084,372 and 297,725,698 issued and outstanding, respectively	31	30
Class B common stock, $0.0001 par value, 10,000 shares authorized, 8,000 issued and outstanding	—	—
Capital in excess of par value	9,091,935	8,103,133
Accumulated deficit	(2,974,231)	(3,251,740)
Accumulated other comprehensive loss	(81,656)	(94,263)
Common stock held in treasury at cost, 3,762,595 and 3,877,448 shares, respectively	(135,781)	(152,541)

Total stockholder's equity	5,945,181	4,649,666
Noncontrolling interests	1,185,418	894,622

Total equity	7,130,599	5,544,288

Total liabilities and equity	$31,986,583	$26,216,925

Simon Property Group, Inc. and Subsidiaries

Unaudited Joint Venture Statements of Operations

(Dollars in thousands)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
Revenue:
Minimum rent	$371,664	$360,466	$738,019	$710,027
Overage rent	36,143	27,126	84,837	57,354
Tenant reimbursements	170,478	166,726	342,571	332,346
Other income	37,488	40,546	88,435	71,898

Total revenue	615,773	594,864	1,253,862	1,171,625
Operating Expenses:
Property operating	115,615	112,918	233,520	224,266
Depreciation and amortization	126,783	123,032	258,174	245,092
Real estate taxes	45,164	47,103	93,216	92,690
Repairs and maintenance	15,919	15,595	30,807	32,311
Advertising and promotion	12,917	11,559	28,344	25,000
(Recovery of) provision for credit losses	(1,102)	1,113	(114)	1,917
Other	38,793	44,158	92,356	73,289

Total operating expenses	354,089	355,478	736,303	694,565

Operating Income	261,684	239,386	517,559	477,060
Interest expense	(155,393)	(153,970)	(315,554)	(305,002)
Loss from unconsolidated entities	(316)	(631)	(631)	(459)

Income from Continuing Operations	105,975	84,785	201,374	171,599
Loss from operations of discontinued joint venture interests	(1,173)	(9,559)	(11,623)	(15,661)
Gain on disposal of discontinued operations, net	—	15,506	—	15,506

Net Income	$104,802	$90,732	$189,751	$171,444

Third-Party Investors' Share of Net Income	$56,787	$56,455	$96,800	$106,470

Our Share of Net Income	48,015	34,277	92,951	64,974
Amortization of Excess Investment(B)	(18,749)	(12,703)	(33,333)	(24,780)
Our Share of Gain on Sale or Disposal of Assets and Interests in Unconsolidated Entities, net	—	(7,753)	—	(7,753)

Income from Unconsolidated Entities(C)	$29,266	$13,821	$59,618	$32,441

Note: The above financial presentation does not include any information related to our investment in Klépierre. For additional information, see footnote C attached hereto.

Simon Property Group, Inc. and Subsidiaries

Unaudited Joint Venture Balance Sheets

(Dollars in thousands)

	June 30, 2012	December 31, 2011
Assets:
Investment properties, at cost	$14,491,236	$20,481,657
Less—accumulated depreciation	4,725,920	5,264,565

	9,765,316	15,217,092
Cash and cash equivalents	483,433	806,895
Tenant receivables and accrued revenue, net	198,773	359,208
Investment in unconsolidated entities, at equity	39,855	133,576
Deferred costs and other assets	366,900	526,101

Total Assets	$10,854,277	$17,042,872

Liabilities and Partners' Deficit:
Mortgages and other indebtedness	$11,499,568	$15,582,321
Accounts payable, accrued expenses, intangibles, and deferred revenue	527,701	775,733
Other liabilities	308,912	981,711

Total liabilities	12,336,181	17,339,765
Preferred units	67,450	67,450
Partners' deficit	(1,549,354)	(364,343)

Total liabilities and partners' deficit	$10,854,277	$17,042,872

Our Share of:
Partners' deficit	$(708,641)	$(32,000)
Add: Excess Investment(B)	1,978,514	714,515

Our net Investment in unconsolidated entities	$1,269,873	$682,515

Note: The above financial presentation does not include any information related to our investment in Klépierre. For additional information, see footnote C attached hereto.

 Simon Property Group, Inc. and Subsidiaries
Unaudited Reconciliation of Non-GAAP Financial Measures(D)
(Amounts in thousands, except per share amounts)

Reconciliation of Consolidated Net Income to FFO

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
Consolidated Net Income(E)(F)(G)(H)	$260,936	$250,522	$1,042,765	$470,188
Adjustments to Consolidated Net Income to Arrive at FFO:
Depreciation and amortization from consolidated properties	308,186	257,770	589,536	520,316
Simon's share of depreciation and amortization from unconsolidated entities, including Klépierre	124,989	94,376	211,130	187,757
Gain upon acquisition of controlling interests, sale or disposal of assets and interests in unconsolidated entities, and impairment charge on investment in unconsolidated entities, net	—	(14,349)	(494,837)	(13,765)
Net income attributable to noncontrolling interest holders in properties	(1,855)	(1,939)	(3,963)	(4,050)
Noncontrolling interests portion of depreciation and amortization	(2,174)	(2,100)	(4,582)	(4,210)
Preferred distributions and dividends	(1,313)	(1,313)	(2,627)	(2,626)

FFO of the Operating Partnership	$688,769	$582,967	$1,337,422	$1,153,610

Diluted net income per share to diluted FFO per share reconciliation:
Diluted net income per share	$0.71	$0.70	$2.87	$1.31
Depreciation and amortization from consolidated properties and Simon's share of depreciation and amortization from unconsolidated entities, including Klépierre, net of noncontrolling interests portion of depreciation and amortization	1.18	0.99	2.21	1.99
Gain upon acquisition of controlling interests, sale or disposal of assets and interests in unconsolidated entities, and impairment charge on investment in unconsolidated entities, net	—	(0.04)	(1.37)	(0.04)

Diluted FFO per share	$1.89	$1.65	$3.71	$3.26

Details for per share calculations:
FFO of the Operating Partnership	$688,769	$582,967	$1,337,422	$1,153,610
Adjustments for dilution calculation:
Diluted FFO of the Operating Partnership	$688,769	$582,967	$1,337,422	$1,153,610
Diluted FFO allocable to unitholders	(115,421)	(99,251)	(226,290)	(196,498)

Diluted FFO allocable to common stockholders	$573,348	$483,716	$1,111,132	$957,112

Basic weighted average shares outstanding	303,252	293,368	299,473	293,225
Adjustments for dilution calculation:
Effect of stock options	1	35	1	128

Diluted weighted average shares outstanding	303,253	293,403	299,474	293,353
Weighted average limited partnership units outstanding	61,048	60,202	60,990	60,226

Diluted weighted average shares and units outstanding	364,301	353,605	360,464	353,579

Basic FFO per Share	$1.89	$1.65	$3.71	$3.26
Percent Change	14.5%		13.8%
Diluted FFO per Share	$1.89	$1.65	$3.71	$3.26
Percent Change	14.5%		13.8%

 Simon Property Group, Inc. and Subsidiaries
Footnotes to Unaudited Reconciliation of Non-GAAP Financial Measures

        Notes:

(A)
Primarily consists of 2012 non-cash gains resulting from our acquisition activity and the remeasurement of our previously held interest to fair value for those properties in which we now have a controlling interest.

(B)
Excess investment represents the unamortized difference of the Company's investment over equity in the underlying net assets of the related partnerships and joint ventures shown therein. The Company generally amortizes excess investment over the life of the related properties.

(C)
The Unaudited Joint Venture Statements of Operations do not include any operations or our share of net income or excess investment amortization related to our investment in Klépierre. Amounts included in Footnotes E - H below exclude our share of related activity for our investment in Klépierre. For further information, reference should be made to financial information in Klépierre's public filings and additional discussion and analysis in our Form 10-Q.

(D)
This report contains measures of financial or operating performance that are not specifically defined by GAAP, including FFO and FFO per share. FFO is a performance measure that is standard in the REIT business. We believe FFO provides investors with additional information concerning our operating performance and a basis to compare our performance with those of other REITs. We also use these measures internally to monitor the operating performance of our portfolio. Our computation of these non-GAAP measures may not be the same as similar measures reported by other REITs.

  The Company determines FFO based upon the definition set forth by the National Association of Real Estate Investment Trusts ("NAREIT"). The Company determines FFO to be our share of consolidated net income computed in accordance with GAAP, excluding real estate related depreciation and amortization, excluding gains and losses from extraordinary items, excluding gains and losses from the sales of, or any impairment charges related to, previously depreciated operating properties, plus the allocable portion of FFO of unconsolidated joint ventures based upon economic ownership interest, and all determined on a consistent basis in accordance with GAAP.

  The Company has adopted NAREIT's clarification of the definition of FFO that requires it to include the effects of nonrecurring items not classified as extraordinary, cumulative effect of accounting changes, or a gain or loss resulting from the sale of, or any impairment charges relating to, previously depreciated operating properties.

  We include in FFO gains and losses realized from the sale of land, outlot buildings, marketable and non-marketable securities, and investment holdings of non-retail real estate. However, you should understand that FFO does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income determined in accordance with GAAP as a measure of operating performance, and is not an alternative to cash flows as a measure of liquidity.

(E)
Includes the Company's share of gains on land sales of $6.6 million and $1.7 million for the three months ended June 30, 2012 and 2011, respectively, and $9.8 million and $4.4 million for the six months ended June 30, 2012 and 2011, respectively.

(F)
Includes the Company's share of straight-line adjustments to minimum rent of $11.4 million and $8.1 million for the three months ended June 30, 2012 and 2011, respectively, and $20.2 million and $15.4 million for the six months ended June 30, 2012 and 2011,respectively.

(G)
Includes the Company's share of the amortization of fair market value of leases from acquisitions of $5.6 million and $5.9 million for the three months ended June 30, 2012 and 2011, respectively, and $10.7 million and $11.7 million for the six months ended June 30, 2012 and 2011, respectively.

(H)
Includes the Company's share of debt premium amortization of $13.4 million and $2.1 million for the three months ended June 30, 2012 and 2011, respectively, and $20.1 million and $4.7 million for the six months ended June 30, 2012 and 2011, respectively.

QuickLinks

  Exhibit 99.2
Simon Property Group, Inc. and Subsidiaries Unaudited Consolidated Statements of Operations (Dollars in thousands, except per share amounts)
Simon Property Group, Inc. and Subsidiaries Unaudited Consolidated Balance Sheets (Dollars in thousands, except share amounts)
Simon Property Group, Inc. and Subsidiaries Unaudited Joint Venture Statements of Operations (Dollars in thousands)
Simon Property Group, Inc. and Subsidiaries Unaudited Joint Venture Balance Sheets (Dollars in thousands)
Simon Property Group, Inc. and Subsidiaries Unaudited Reconciliation of Non-GAAP Financial Measures(D) (Amounts in thousands, except per share amounts)
Simon Property Group, Inc. and Subsidiaries Footnotes to Unaudited Reconciliation of Non-GAAP Financial Measures